Exhibit 10.17

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

DATED 24th March 2009

NITEC PHARMA AG

AND

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS AGREEMENT is made the 24th day of March 2009

BETWEEN:

(1)	Nitec Pharma AG a company incorporated in accordance with the laws of Switzerland with its registered office at Kägenstrasse 17, CH-4153 Reinach, Switzerland (the “Principal”); and

(2)	Mundipharma International Corporation Limited a company incorporated in accordance with the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (the “Distributor”).

WHEREAS:

(A)	The Principal wishes to register itself or to have the Product registered, marketed, sold and distributed by the Distributor in the Field in the Territory (the terms Product, Field and Territory are defined below), as set forth in further detail in this Agreement.

(B)	The Distributor wishes to acquire an Exclusive (as defined below) licence to register itself or to have the Product registered by Principal, market, sell and distribute the Product in the Field in the Territory, as set forth in further detail in this Agreement.

(C)	The Principal has agreed with the Distributor to grant Exclusive licences and rights as set out and upon and subject to the terms and conditions in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings:

“Associate”	with respect to either one of the parties, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls said party, (b) is controlled by said party, or (c) is under common control with said party; the terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof;

“Calendar Quarter”	a calendar quarter ending on 31st March, 30th June, 30th September and 31st December in any Calendar Year;

“Calendar Year”	the twelve (12) month period from January 1st to December 31st;

“Commencement Date”	the date of execution of this Agreement;

“Commercially Reasonable Efforts”	the level of resources, effort and urgency to market and sell the Product in the Territory applied by the Distributor that is consistent with the Distributor’s practices in actively pursuing the marketing and sales of its other pharmaceutical products at a similar stage of product life to the Product and of similar market potential and profit potential, based on conditions then prevailing, taking into account, without limitation, competing products, market demand, proprietary position, safety, regulatory status, medical or scientific developments in the Indication, any adverse governmental interventions and any potential legal liability or other legal issues;

“Development and Licence Agreement”	the Development and Licence Agreement dated 20 August 2004 entered into between Jagotec AG (“Jagotec”), SkyePharma AG (“SkyePharma”) and the Principal and all amendments thereto;

“EEA”	the European Economic Area as constituted from time to time;

“EU DCP”	the decentralised procedure for obtaining marketing authorisation for pharmaceutical products across multiple member states of the European Union as prescribed by European Directive 2001/83/EC, as amended by Directive 2004/27/EC;

“Exclusive”	exclusive to the Distributor and its Associates and excluding the Principal and all others;

“Field”	the treatment of human diseases;

“Force Majeure”	any act, event, non-occurrence, omission or accident beyond the reasonable control of the parties including (without limitation) strikes, lock-outs or other industrial action; civil commotion, riot, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war; or fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural disaster;

“Guiding Principles”	the guiding principles of Drug Regulatory Affairs (DRA) activities between the Principal and the Distributor as set out in Schedule 6;

“Improvements”	any improvement, modification or enhancement (including new presentation(s)) of or to the Product or any of its components or constituent parts and any related Principal Intellectual Property, which shall include (without limitation) all dosage strengths and line extensions to the Product and any improvement thereof;

“Independent Expert”	an independent third party with significant expertise and experience in the strategic marketing, pricing and reimbursement of pharmaceutical products similar to the Product in the Territory;

“Indication”	the treatment of moderate to severe active rheumatoid arthritis in adults particularly when accompanied by morning stiffness as described in the current SMPC documentation of Principal or any subsequent amendments thereto;

“Industry Association”	the European Federation of Pharmaceutical Industries and Associations (EFPIA);

“Initial Term”	fifteen (15) years from the date the Product is first Launched (as defined in Clause 5.8) in a country within the Territory;

“Intellectual Property”	patents, registered designs, unregistered rights in designs, trade marks, domain names, service marks, logos, trade names, copyright, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Marketing Authorisation”	all necessary regulatory and governmental approvals by a Regulatory Authority or other governmental body required to develop, market, sell or otherwise deal in the

Product in the Indication in a particular country but excluding any Pricing Approval;

“Milestone Event”	each event identified in Schedule 5 which triggers a one-off Milestone Payment;

“Milestone Payment”	each one-off payment by the Distributor to the Principal identified in Schedule 5 which is triggered by a Milestone Event;

“Net Sales”	the gross amount invoiced by Distributor, its Associates or sub-licensees for sales of the Product in a particular country within the Territory, less deductions for:

(a)	quantity and cash discounts and sales rebates actually given;

(b)	freight, shipping insurance and other transportation expenses;

(c)	sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale;

all to the extent that items (a), (b) and (c) are included in the gross invoice price and specified on the invoice (but not including taxes assessed against the income derived from such sale);

(d)	returns (including withdrawals and recalls) other than returns by third parties to Distributor on account of lack of sufficient remaining shelf life; and

(e)	amounts repaid, discounted or credited by reason of (i) retroactive price reductions, discounts and rebates, which are, in any case, imposed on Distributor or its Associates or sub-licensees by any governmental or non-governmental body with the authority to impose such price reductions, discounts or rebates, all to the extent reasonably demonstrated by Distributor by written records, or (ii) retroactive price reductions, discounts or rebates (not specified in an invoice) granted to a third party without the authority to impose such price reductions, discounts or rebates to the extent these are either pre-agreed with Principal or do not exceed […***…] of the gross invoice price.

The transfer of Product by Distributor to an Associate or sub-licensee will not be deemed a sale;

“New Product”	either (a) any corticoid product or formulation (other than an Improvement or the Product), whether alone or in combination for use in the treatment of inflammatory diseases; or (b) any product or formulation containing prednisone (other than an Improvement or the Product), whether alone or in combination used for the treatment of diseases other than inflammatory diseases, that is developed or acquired by the Principal or its Associates or to which the Principal or its Associates has or is granted a licence;

“North America and Asia Pacific Territory”	the countries listed in Schedule 2;

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“Pharmacovigilance Agreement”	the pharmacovigilance agreement to be entered into between the parties within ninety (90) days of the signing of this Agreement;

“Pricing Approval”	both pricing and (where approval is required for reimbursement) reimbursement approval as applied for by the Distributor and/or its Associates in any country of the Territory;

“Principal Intellectual Property”	any and all Intellectual Property related to the Product and/or corticosteroids owned by, licensed to or under the control of the Principal including (without limitation) the Trade Mark (as defined in Clause 2.3) and the Intellectual Property licensed from SkyePharma plc and/or Jagotec AG regarding GeoClock Technology and its use with corticosteroids (the “SkyePharma Intellectual Property”), the patent applications [...***...] (the “Principal Patent Applications”) (and any patent applications, divisional patent applications, continuation applications, continuation in part applications, patents, supplementary protection certificates and extensions derived from or granted in relation to such Principal Patent Applications) insofar as they relate to corticosteroids, and any know-how relating to the Product including pharmacokinetic and clinical data, technical information, manufacturing formulae and methods and further techniques and designs of a confidential nature;

“Product”	modified release formulation of prednisone 1mg, 2mg, 5mg in all pack presentations and including Improvements;

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“Proof of Concept”	a concept for a New Product under development or acquired or licensed by the Principal or its Associates in respect of which either in vitro laboratory data, in vivo pharmacokinetic or clinical data or other appropriate tests reasonably confirm that such concept is feasible;

“Reference Member State”	Germany;

“Regulatory Authority”	any competent regulatory authority or other governmental body (for example, but not by way of limitation the EMEA or other national or international regulatory bodies) responsible for granting a Marketing Authorisation or Pricing Approval in the relevant country of the Territory;

“Semi-Exclusive”	excluding all others except the Principal or a licensee of the Principal;

“Supply Agreement”	the supply agreement entered into between the Principal and Mundipharma Medical Company signed on the same date as this Agreement;

“Technical Agreement”	the technical agreement to be entered into between Nitec Pharma GmbH, Mannheim/Germany and the Distributor or one of its Associates within ninety (90) days of the signing of this Agreement;

“Territory”	the countries listed in Schedule 1;

“Term”	the period of time specified by Clause 19.1;

1.2	Any reference in this Agreement to “writing” or cognate expressions includes a reference to facsimile transmission.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	References to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships.

1.5	Any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.

2.	APPOINTMENT OF DISTRIBUTOR

2.1	The Principal appoints the Distributor as an Exclusive distributor of the Product in the Territory, and the Distributor agrees to act in that capacity, in accordance with the provisions of this Agreement.

2.2	The rights provided to the Distributor under Clause 2.1 above shall include (without limitation) an Exclusive licence to:

2.2.1	register (where this Agreement allocates registration responsibility to Distributor), import, warehouse, promote, market, distribute, sell and use the Product in the Field in the Territory; and

2.2.2	use the Principal Intellectual Property if and to the extent that such use is required for Distributor to exercise its rights and to perform its obligations hereunder in the Field in the Territory, provided that the use of rights licensed to Principal by third parties is granted to Distributor only to the extent that Principal is under its licence agreement with the respective third party authorized to provide such rights to Distributor.

2.3

The rights provided to the Distributor under Clause 2.2.2 above shall include an Exclusive licence to use the Principal’s trade mark LodotraTM (the “Trade Mark”) and any registered brand images related to the same and the right to apply for, acquire and/or register domain names specific to the countries comprised in the Territory that incorporate the Trade Mark in the Principal’s name and at its own cost, and any such domain names shall be owned by the Principal. If the Trade Mark is not acceptable to a Regulatory Authority then the Principal shall grant to the Distributor an Exclusive licence to use a suitable alternative trade mark owned by or under control of the Principal for the relevant country (“Alternative Trade Mark”), which shall then be deemed the Trade Mark in that country for the purposes of this Clause 2.3. If the Alternative Trade Mark is not acceptable to a Regulatory Authority then the Distributor may either:

2.3.1	require the Principal to grant to the Distributor an Exclusive licence to use any other trade mark owned by or under the control of Principal of the Distributor’s choice that is acceptable to the relevant Regulatory Authority; or

2.3.2	choose to use any other trade mark for the Product (subject to the prior agreement of the Principal which shall not be unreasonably withheld or delayed) which is acceptable to the Principal and to the relevant Regulatory Authority provided that such trade mark shall be transferred to and owned by the Principal before any use thereof by the Distributor, and such trade mark shall then be deemed the Trade Mark for the purposes of this Clause 2.3 in the relevant country.

2.4	The Distributor shall have the right to describe itself as an “Authorised Distributor” of the Principal for the Product in the Field in the Territory but shall not hold itself out as the Principal’s agent for sales of the Product or otherwise as being entitled to bind the Principal in any way.

2.5	Subject to Clause 2.7, the Distributor shall not put the Product on the market, sell, export or otherwise deal, whether directly or indirectly in the Product outside the Territory, and shall refer all enquiries for supply outside the Territory to the Principal.

2.6	Subject to Clause 2.7, the Principal shall not put the Product on the market, sell, export or otherwise deal, whether directly or indirectly in the Product within the Territory, and shall refer all enquiries for supply within the Territory to the Distributor.

2.7	The limitations set out in Clauses 2.5 and 2.6 above are subject always to the right of the Principal or the Distributor, as the case may be, to sell or deliver the Product to countries within the EEA and to Switzerland in response to a passive (i.e. unsolicited) purchase order.

2.8	The Distributor may not grant sub-licences of its rights or obligations under this Agreement to any third party without the prior written consent of the Principal, which consent shall not be unreasonably withheld or delayed; provided, however, that the Distributor may grant sub-licences of its rights under this Agreement to its Associates without the right of such Associates to further sub-license their rights or obligations to non-Associates, without the consent of the Principal.

3.	RELATED AGREEMENTS

3.1	Both parties or their Associates shall enter (or shall have entered) into the Supply Agreement, the Technical Agreement and the Pharmacovigilance Agreement. The Principal shall maintain the Global Safety Database in accordance with (and as defined in) the Pharmacovigilance Agreement.

3.2	The Distributor shall have the right to register the licences granted to the Distributor and its Associates under Clause 2 with the patent offices and/or trade mark offices and/or other relevant authorities in each of the countries in the Territory and both parties shall execute such formal licences as the Distributor may reasonably consider necessary or reasonably appropriate for such registration(s), on condition that the parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record. Any such formal licences so executed shall operate subject to the terms of this Agreement and, in the event of any conflict, the terms of this Agreement shall prevail wherever possible.

3.3

The Principal shall be permitted to enter into an agreement with SkyePharma under which the Principal Patent Applications (in so far as they are still in force) and any applications derived therefrom will be assigned to SkyePharma in return for which SkyePharma will contemporaneously assign all its rights in divisional applications (and all patents granted in respect thereof) based on the Principal Patent Applications covering at least the Product in the Field, any Improvements and any New Products back to the Principal, provided that the Principal shall ensure that it will have the continued right to use the Principal Patent Applications (in so far as they are still in force) and any applications derived therefrom under the Development and Licence Agreement.

4.	OBLIGATIONS OF PRINCIPAL

4.1	The Principal shall promptly procure (or have procured) original Marketing Authorisations using the EU DCP for the First Wave countries listed in Schedule 3 and shall use all reasonable endeavours to obtain original Marketing Authorisations using the EU DCP for the Second Wave countries listed in Schedule 3, and shall ensure and maintain the same for the Term. The Principal shall promptly transfer all original Marketing Authorisations obtained under this Clause 4.1 into the name of the Distributor or its Associate at the Principal’s expense.

4.2	The Principal may obtain a duplicate Marketing Authorisation in the name of the Principal for each original Marketing Authorisation obtained under Clause 4.1 above. The Principal shall ensure that each duplicate Marketing Authorisation obtained for a particular country will at all times be identical to the provisions of its corresponding original Marketing Authorisation. For the avoidance of doubt, any duplicate Marketing Authorisation corresponding to an original Marketing Authorisation transferred to the Distributor under Clause 4.1 shall remain in the name of the Principal.

4.3

Any and all original and duplicate Marketing Authorisations obtained by the Principal under Clauses 4.1 and 4.2 above (including, for the avoidance of doubt, any original Marketing Authorisations transferred to the Distributor) shall be obtained and maintained (including where the Distributor is required to maintain such Marketing Authorisations) at the sole expense of the Principal and, without prejudice to the generality of this Clause 4.3, the Principal shall prepare the necessary paperwork and pay any and all fees charged by Regulatory Authorities for any variations made to such Marketing Authorisations and any related costs and expenses including, without limitation, any related translation fees, except where such variations are requested by the Distributor in accordance with the Guiding Principles in which case such costs and expenses shall be paid by the Distributor.

4.4	The Principal shall use commercially reasonable efforts to comply with the Guiding Principles. The Principal shall provide the Distributor with all documents and information including the EU-DCP dossier necessary to compile a dossier to obtain, maintain and update the Marketing Authorisations for the Product in each of the countries in the Territory not listed in Schedule 3 (the “Non-EU Countries”) and any other documentation or information that the Principal must provide to the Distributor in order to comply with the Guiding Principles.

4.5	The Principal shall furnish the Distributor or its Associate with supplies of the Product as set out in the Supply Agreement and the Technical Agreement.

4.6	The Principal shall share with the Distributor any and all market research study results and any other data procured or conducted by the Principal or made available to the Principal before or after the Commencement Date relating to the Product in the Field in the Territory and (provided and to the extent the Principal is legally entitled to do so) outside the Territory. The Distributor may use such results and data in relation to the Indication without limitation or obligations of confidence and may use any results and data not in relation to the Indication for its own internal purposes only unless the Principal provides consent to use otherwise.

4.7	The Principal shall promptly inform the Distributor in writing of any clinical studies with the Product in the Field conducted by or on behalf of the Principal or its Associates before or after the Commencement Date and will share any and all results related to the same with the Distributor. The Distributor may use such results and data in relation to the Indication without limitation or obligations of confidence and may use any results and data not in relation to the Indication for its own internal purposes only unless the Principal provides consent to use otherwise.

4.8	The Principal shall promptly inform the Distributor from time to time of any new data relating to the Product in the Field which shall include (without limitation) any data concerning marketing activities, new study results, market research data and copies of notices from and correspondence with Regulatory Authorities.

4.9	The Principal shall make available to the Distributor the consultancy services of […***…] for a minimum of […***…] following the Commencement Date to assist the Distributor in its planning and preparation for Launch, after which the parties may subsequently agree for further provision of consultancy services.

4.10	The Principal shall (and shall exercise any rights available to the Principal under the Development and Licence Agreement to require that SkyePharma plc shall), at the Principal’s cost and expense maintain the Principal Intellectual Property which shall include (without limitation) the prosecution, filing, maintenance and renewal of any patents and any reissues or re-examinations of any patents, including the payment of all related fees. Before the Commencement Date, the Principal shall have provided the Distributor with a reasonably detailed written report of all material matters concerning the maintenance of the Principal Intellectual Property. After the Commencement Date, upon written request by the Distributor (but not more often than on a quarterly basis), the Principal shall provide the Distributor with reasonably detailed written reports on material matters concerning the maintenance of the Principal Intellectual Property. The Principal shall (and shall exercise any rights available to the Principal under the Development and Licence Agreement to require that SkyePharma plc shall) promptly sign all documents and take all other actions as may be necessary or desirable to maintain the Principal Intellectual Property. The Principal shall not (and shall exercise any rights available to the Principal under the Development and Licence Agreement to require that SkyePharma plc shall not) intentionally abandon or fail to maintain the Principal Intellectual Property including (without limitation) failing to prosecute or failing to pay any fees relating to the maintenance of any patents. If the Principal abandons, declines to consent, or fails to assume responsibility for the maintenance of the Principal Intellectual Property, the Distributor shall have the right, at its sole cost and expense, to (i) take any steps to maintain the Principal Intellectual Property including (without limitation) the preparation, filing or prosecution of any patents, and (ii) request reimbursement of such costs and expenses from the Principal, and if the Principal refuses to reimburse, then the Distributor shall be entitled to credit such costs and expenses against any payments due to the Principal under this Agreement.

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4.11	In the event of termination of this Agreement by the Distributor pursuant to Clause 19.4, the Principal shall (a) introduce the Distributor to its contacts at the third party manufacturer and shall facilitate the initiation of negotiations between the Distributor and the third party manufacturer with a view to those parties entering into a licence agreement under which the third party manufacture will manufacture the Product and supply the same to the Distributor; and (b) use all reasonable endeavours to facilitate good-faith negotiations between the Distributor and Jagotec under which those parties will endeavour to agree that Jagotec will grant to the Distributor exclusive distribution and manufacture rights in relation to the Product under terms materially the same as provided to the Principal under the Development and Licence Agreement.

5.	OBLIGATIONS OF DISTRIBUTOR

Marketing Authorisation, Reimbursement and Price

5.1	Following the transfer of any original Marketing Authorisation from the Principal to the Distributor under Clause 4.1 above, the Distributor shall use Commercially Reasonable Efforts to comply with the Guiding Principles in order to ensure that the Marketing Authorisation so transferred in the concerned member state is and remains in compliance with the Marketing Authorisation in the Reference Member State.

5.2

Following the Distributor’s receipt of all documents and information required to be provided by the Principal under Clause 4.4, the Distributor shall at its own expense and within a reasonable time apply for an original Marketing Authorisation including, if the Principal so elects in writing, a duplicate Marketing Authorisation at the expense of the Principal in each of the Non-EU Countries in the name of the Distributor and following successful grant shall ensure and maintain the same at the Distributor’s expense (in respect of the original Marketing Authorisations) and at the Principal’s expense (in respect of any duplicate Marketing Authorisations) for the Term, and at all times shall use Commercially Reasonable Efforts to comply with the Guiding Principles. The Distributor shall ensure that each duplicate Marketing Authorisation obtained for a particular country will at all times be identical to the provisions of its corresponding original Marketing Authorisation. Upon written direction from the Principal, the Distributor shall promptly transfer any duplicate Marketing Authorisation directed by the Principal into the name of the Principal at the Principal’s expense. For the avoidance of doubt, the original Marketing Authorisation corresponding to any duplicate Marketing Authorisation so transferred shall remain in the name of the Distributor.

5.3	The Distributor shall prepare and prosecute, and pay any and all fees charged by Regulatory Authorities for, any variations made to any and all original Marketing Authorisations obtained by the Distributor under Clause 5.2 above and any related costs and expenses including, without limitation, any related translation fees, except where such variations are requested by the Principal or its Associates or licensees in which case such costs and expenses shall be paid by the Principal. The Principal shall pay any and all fees charged by Regulatory Authorities for any variations made to any and all duplicate Marketing Authorisations obtained by the Distributor under Clause 5.2 above and any related costs and expenses including, without limitation, any related translation fees, except where such variations are requested by the Distributor in which case such costs and expenses shall be paid by the Distributor

5.4	The Distributor shall use Commercially Reasonable Efforts to obtain in each country in the Territory a price and reimbursement for the Product acceptable to the Distributor. If having used its Commercially Reasonable Efforts the Distributor does not obtain a price and reimbursement acceptable to the Distributor for an individual country the Distributor may decide (acting reasonably and having consulted and taken the views of the Principal into consideration) to Launch the Product in the relevant country without reimbursement.

5.5	The Distributor shall endeavour to agree with the Principal the order of countries in the Territory in which the Distributor will Launch the Product (the “Launch Sequence”).

5.6	The Distributor may elect to not Launch the Product in any country in the Territory for which the Distributor considers (acting reasonably) to do so would materially impair or prevent the performance of its obligations under this Agreement or otherwise not be beneficial to or in the commercial interests of the parties, and the Launch Sequence shall be deemed amended accordingly. The Distributor may only make such election on a country by country basis for commercial reasons, which reasons may include (without limitation) the Distributor failing to obtain an acceptable price or reimbursement in the relevant country.

5.7	If the Principal disagrees with the Distributor’s decision to not Launch the Product in a particular country under Clause 5.6 above, the parties shall endeavour to negotiate in good faith to resolve the matter. If the parties are still in disagreement after fourteen (14) days from commencement of such negotiations the parties shall endeavour to agree on the appointment of an Independent Expert to resolve the matter. If the parties are unable to agree on such appointment then the parties shall ask the Industry Association to appoint the Independent Expert. Following appointment of the Independent Expert, the parties shall endeavour to agree terms of reference to be provided to the Independent Expert which shall include (without limitation) terms requiring the Independent Expert to take into account the impact of the Distributor’s decision in relation to the commercial interests of both parties under this Agreement and in particular the commercial impact in relation to both the country in which the Distributor has elected to not Launch and the impact in the remaining countries in the Territory. If the Independent Expert disagrees with the Distributor’s decision to not Launch in a particular country, then the Principal shall have the right to make use of the duplicate Marketing Authorisation for the Product in the relevant country using a trade mark other than the Trade Mark and shall have the right to market the Product in that country on a Semi-Exclusive basis.

Launch

5.8

Within […***…] of the later of a Marketing Authorisation and Pricing Approval being obtained in a country within the Territory, the Distributor shall launch the Product (“Launch”) in that country provided that to do so would fit with the Launch Sequence. If a Launch at that time in that country would not fit with the Launch Sequence, the Launch in that country shall be deferred until such time as would fit with

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the Launch Sequence. Following Launch in each country in the Territory the Distributor shall:

5.8.1	use Commercially Reasonable Efforts to import, warehouse, promote, market, distribute and develop sales of the Product in the Territory and maintain a competent and adequate staff and distribution network in the area in which it is carrying out direct sales in the Territory to achieve this;

5.8.2	ensure that it conforms to governmental laws and regulations in the Territory applicable to the promotion of the Product;

5.8.3	arrange at its own expense and in its sole discretion sales promotion, advertising and marketing materials for the promotion and sale of the Product in the Territory;

5.8.4	only name the Principal in publicity or similar material where such material is approved in advance by the Principal (such approval not to be unreasonably withheld or delayed), not itself register any rights over the Product except any trade mark or domain names it is permitted to register in accordance with this Agreement and the Distributor further shall place on the Product such reasonable notices as the Principal may require; and

5.8.5	be responsible for negotiating and determining the terms of sale with its customers and shall maintain true and accurate records and accounts for all sales and related activities conducted in the Territory.

Minimum Sales

5.9

For each country or group of countries set out in Table 1 of Schedule 4 in which the Product is Launched, the Distributor shall attain […***…] of the sales forecast for the Product for each of the five years following the Launch of the Product as listed in that table (the “Volume Target”). Any sales made by way of parallel

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importation to a country shall be considered sales in the importing country for the purposes of this Clause 5.9.

5.10	For each country in which the Product is Launched, the Distributor shall promptly provide the Principal with a sales report on each quarter year following the date of Launch in the country showing volume sales and Net Sales for the country.

5.11	If the Distributor fails to meet the Volume Target for […***…] following Launch of the Product in a country or group of countries (the “Period of Non-Performance”) then the Distributor shall make up the shortfall during the […***…] period following the end of the Period of Non-Performance by paying to the Principal a sum equivalent to […***…] of the Payment Price (as defined in and calculated in accordance with the Supply Agreement) multiplied by the number of tablets falling short of the Volume Target for the Period of Non-Performance for that country or group of countries. If the Distributor fails to make up the shortfall during the […***…] then the Principal shall have the right to make use of a duplicate Marketing Authorisation for the Product in the country or group of countries in which the shortfall occurred using a trade mark other than the Trade Mark and shall have the right to market the Product in that country or group of countries on a Semi-Exclusive basis for the remainder of the Term. Clause 5.9 and this Clause 5.11 shall not apply to the extent that the Distributor is prevented from meeting the Volume Target due to:

5.11.1	any unreasonable act(s) or omission(s) of the Principal that materially reduces the commercial value and/or marketability of the Product in the Territory;

5.11.2	any actual or threatened infringement of third-party Intellectual Property rights by the Distributor’s development, manufacture, use, promotion, offering to sell, sale, distribution, importation or warehousing of the Product in accordance with this Agreement;

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5.11.3	the Principal making variation(s) to any Marketing Authorisation held in its, its Associate’s or its licensee’s name that materially reduce(s) the commercial value and/or marketability of the Product; or

the Principal being in breach of its obligations under this Agreement or the Supply Agreement or if any shortfall is due to an event of Force Majeure or circumstances otherwise beyond the reasonable control of the Distributor (including without limitation the Principal’s failure to supply the Product).

5.12	Clauses 5.9 and 5.11 above shall immediately cease to apply for a country of the Territory if: (a) a generic version of the Product exhibiting pharmacokinetic profiles that are bioequivalent to the Product is launched in that country of the Territory; or (b) in respect of a particular country if the Distributor’s rights in that country become Semi-Exclusive.

Right to Audit Minimum Sales

5.13	The Distributor shall maintain and shall procure the maintenance of accurate and up-to-date records and books of account showing the quantity, description and value of the Product supplied in each country of the Territory during the previous six (6) years.

5.14	The Distributor shall during business hours, on no less than fourteen (14) days’ written notice from the Principal and not more than once in any Calendar Year, make available for inspection the records and books referred to in Clause 5.13. Such inspection shall be undertaken by an independent auditor appointed by the Principal and reasonably acceptable to the Distributor for the purpose of verifying whether the Distributor has achieved the Volume Targets and whether the Distributor has made the correct payments for any shortfalls in Volume Targets as required by Clause 5.11.

5.15

The Principal shall procure that any independent auditor appointed under Clause 5.14 shall maintain all information and materials received, directly or indirectly, by it from the Distributor in strict confidence and shall not use or disclose the same to any third party nor to the Principal save for the sole purpose of reporting the results of the audit pursuant to this Clause 5.

5.16

In the event that an auditor appointed pursuant to this Clause 5 concludes that there has been an underpayment or overpayment, the Principal shall deliver to the Distributor a copy of such auditor’s report. Any deficit payable by the Distributor or any excess refundable by the Principal shall be payable within […***…] of the Distributor’s receipt of such report. The fees charged by such auditor shall be payable by the Principal, provided that if the audit reveals that payments due to the Principal for any year have been understated by more than […***…] the fees charged by such auditor shall be payable by the Distributor.

Purchasing

5.17	The Distributor or its Associate shall purchase the Product exclusively from the Principal and pursuant to and in accordance with the Supply Agreement.

Miscellaneous

5.18	The Distributor shall share any and all market research data and results of mutually agreed clinical studies relating to the Product in the Field and the Territory with the Principal who may use such data without limitation for its own sole purposes outside of the Territory.

5.19	The Distributor shall promptly inform the Principal from time to time of any new data relating to the Product and the Field which shall include (without limitation) any data concerning marketing activities, new study results and market research data.

5.20	The Distributor shall obtain the prior written approval of the Principal (such approval not to be unreasonably withheld or delayed) for any and all clinical and regulatory activities relating to the Product undertaken by the Distributor which shall include (without limitation) any new clinical developments and regulatory filings.

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6.	MILESTONE PAYMENTS

6.1	Upon occurrence of each Milestone Event, the corresponding Milestone Payment shall become payable by the Distributor to the Principal.

6.2	Each Milestone Payment shall be due once only upon the first occurrence of the given Milestone Event.

6.3	Milestone Payments due under this Clause 6 shall be paid within […***…] of the date of occurrence of the Milestone Event.

7.	COMMITTEE

7.1	The parties shall establish a joint product committee (“Committee”) consisting of four (4) individuals (“Committee Members”); two of whom shall be nominated by the Principal; and two of whom shall be nominated by the Distributor. The Committee Members may be replaced by notice to the other party and shall be appropriately qualified and experienced in order to make a meaningful contribution to Committee meetings.
7.2	The purpose of the Committee is to provide a forum for the parties to share such information and knowledge on the on-going development and commercialisation of the Product as is permitted by law including, but not limited to, monitoring progress on formulation, manufacturing scale up and validation, clinical studies, reviewing clinical trial and regulatory programmes, reviewing marketing and promotional plans, reviewing market conditions and discussing any regulatory, technical, quality assurance or safety issues in relation to the Product. The Committee shall conduct its discussions diligently and in good faith with a view to operating to the mutual benefit of the parties and in furtherance of the successful development and marketing of the Product.

7.3	The Committee shall meet as often as the Committee Members may determine, but in any event not less than twice per Calendar Year. The Committee may invite

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individuals with special skills to attend such meetings where considered to be relevant and appropriate. The quorum for Committee meetings shall be two Committee Members, comprising one Committee Member from each party. Where any issues being considered by the Committee arc deadlocked then:

7.3.1	the Principal shall have the casting vote in respect of:

7.3.1.1	any matters relating to the registration of the Product in the countries of the Territory listed in Schedule 3; and

7.3.1.2	any matters relating to the Manufacturing (as defined in the Supply Agreement) and packaging of the Product in the Territory,

(provided that such casting vote shall not be used in a way which is materially detrimental to the rights granted to the Distributor in the Territory under this Agreement);

7.3.2	The Distributor shall have the casting vote in respect of any and all matters relating to:

7.3.2.1	the registration of the Product in the Non-EU Countries; and

7.3.2.2	pricing, reimbursement, formation of the Launch Sequence and commercialisation of the Product in all countries in the Territory,

(provided that such casting vote shall not be used in a way which is materially detrimental to the rights of the Principal outside the Territory);

8.	NORTH AMERICA AND ASIA PACIFIC TERRITORY

For three (3) months following the Commencement Date, the Principal grants to the Distributor and its Associates an Exclusive right to enter into good faith negotiations with the Principal during which the parties shall endeavour to form an agreement for the Exclusive supply of the Product in the Field in the North America and Asia Pacific Territory.

9.	NEW PRODUCTS

If the Principal or its Associates during the Term shall develop themselves or through a third party one or more New Products, then the Principal shall notify the Distributor in writing when the New Product attains Proof of Concept, together with such data in the Principal’s possession relating to such New Product and shall grant to the Distributor and its Associates an Exclusive right to enter into good faith negotiations with the Principal for a period of […***…] for the Exclusive licence to that New Product in the Field in the Territory.

10.	NON-COMPETE

Except for the Product in accordance with this Agreement, the Distributor shall not, and shall cause its Associates not to, directly or indirectly, including through any acquisition, license, partnership, joint venture or distribution arrangement, promote, market, sell or distribute any modified release oral solid dosage form of a glucocorticoid product in any country of the Territory in the following indications: the Indication; Polyinyalgia rheumatic (PMR), Asthma and any other indication for the Product that may be registered by the Principal.

11.	WARRANTIES

11.1	Distributor has conducted a due diligence review of Principal and third parties employed by Principal in connection with the activities contemplated hereunder and during such due diligence the Principal has answered all of the questions of Distributor and complied with all of the document requests of Distributor.

11.2	The Principal represents and warrants that as at the Commencement Date:

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11.2.1	it has disclosed to the Distributor all material information known to it or its Associates concerning the safety or efficacy of the Product and it is not aware of any safety or efficacy concerns which are not reflected in the documentation made available in the course of Distributor’s due diligence review and/or summarized in the approval documentation submitted by Principal as part of its DCP efforts, including (without limitation) the SMPC and disclosed to the Distributor before the Commencement Date;

11.2.2	to its knowledge, there are no litigations, suits, actions, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or threatened against the Principal or its Associates which would be reasonably expected to affect or restrict the activity of the Principal to consummate the transactions under this Agreement or to perform its obligations under this Agreement; nor to its knowledge are there any litigation, suits, actions, disputes, claims, arbitrations, judicial or legal, administrative or other proceedings or governmental investigations pending against the Principal or its Associates in connection with the Product or the Principal Intellectual Property;

11.2.3	the Principal Intellectual Property comprises all the Intellectual Property owned, licensed or controlled by the Principal and its Associates relating to the manufacture, use or sale of the Product in the Territory;

11.2.4	the Principal and its Associates have on the Commencement Date no knowledge that would cast doubt upon the validity or enforceability of the Principal Intellectual Property, or upon the freedom from any third party rights of the Product or its manufacture;

11.2.5	the Principal has disclosed to the Distributor all Intellectual Property rights licensed to the Principal by third parties and necessary for the Distributor to lawfully exercise its rights and perform its obligations under this Agreement and the Principal is lawfully authorized to sub-license the same in accordance with this Agreement;

11.2.6	the Principal has no knowledge that, with respect to the Product, it will infringe in any material respect any Intellectual Property of any third party in the Territory. The Principal has not received any notice that, with respect to the Product, it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other Intellectual Property rights of any third party;

11.2.7	neither the execution and delivery of this Agreement nor the performance hereof by the Principal requires the Principal to obtain any permits, authorisations or consents from any governmental authority (subject to obtaining all necessary approvals with respect to the manufacture, use or sale of the Product in the Territory) or from any other person, firm or corporation;

11.2.8	the Principal is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of the Principal’s obligations under this Agreement in any material respect;

11.2.9	SkyePharma plc and/or Jagotec AG have represented to the Principal that the Principal is the exclusive licensee of SkyePharma plc’s and/or Jagotec AG’s proprietary rights regarding SkyePharma’s and/or Jagotec’s technology in connection with oral glucocorticoids and Principal has no reason to believe that SkyePharma and/or Jagotec have misrepresented the fact to Principal in this regard;

11.2.10	the Principal has full power and authority to lawfully enter into this Agreement and shall not breach any term of any agreement with any third party in doing so; and

11.2.11	the Principal is not in default of any provision of the Development and Licence Agreement and no event has occurred that with the giving of notice and/or passage of time would constitute a default under the same.

11.3	The Distributor represents and warrants that as at the Commencement Date:

11.3.1	to its knowledge, there are no claims or investigations pending or threatened against the Distributor or any of its Associates, relating to the matters contemplated under this Agreement which would materially adversely affect the Distributor’s ability to perform its obligations hereunder nor to its knowledge are there any other circumstances within its control which can reasonably be expected to prevent, delay or to have any other detrimental influence on the launch of the Product as contemplated hereunder; and

11.3.2	the Distributor is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of the Distributor’s obligations under this Agreement in any material respect.

11.4	Except as provided herein, neither the Principal nor the Distributor makes any other warranties under this Agreement.

12.	INDEMNIFICATION AND INSURANCE

12.1	Subject to mandatory law, neither party shall be liable or responsible for any exemplary, punitive, special, indirect, or incidental damages of any kind whether based on contract, tort (including negligence), strict liability, or any other theory or form of action even if a party has been advised of the possibility thereof. Subject to Clause 12.3, the Principal shall not be responsible for any damages, claims or losses which the Distributor or any third parties may suffer by reason of the Distributor’s actions or inactions regarding the Product (other than in accordance with this Agreement or as directed by the Principal).

12.2

The Distributor shall indemnify and hold the Principal, and any of its Associates, directors, representatives, officers, employees, shareholders, agents, successors, and/or assignees named in the proceeding, harmless against any and all losses, liabilities, costs and expenses (including attorneys fees), debts, or other obligations arising or resulting from or relating to claims, actions, suits, proceedings, demands, assessments, fines, penalties, judgments, damages, arbitral awards, and amounts paid in settlement of any of the foregoing claims, judgements, legal (including judicial, arbitral and administrative) proceedings and the like which claims, judgements, legal proceedings and the like arise out of (a) any breach of the Distributor’s warranties, covenants or obligations contained in this Agreement or (b) the Distributor’s clinical investigation, or direct or indirect research or testing of the Product, or the marketing, sale or distribution of the Product, including but not limited to third party claims arising from those activities of the Distributor except in each case to the extent such claims are attributable to matters that are subject to indemnification by the Principal.

12.3	The Principal shall indemnify and hold the Distributor, and any of its Associates, directors, representatives, officers, employees, shareholders, agents, successors and/or assignees named in the proceeding, harmless against any and all losses, liabilities, costs and expenses (including attorneys fees), debts, or other obligations arising or resulting from or relating to claims, actions, suits, proceedings, demands, assessments, fines, penalties, judgements, damages, arbitral awards, and amounts paid in settlement of any of the foregoing claims, judgements, legal (including judicial, arbitral and administrative) proceedings and the like which claims, judgements, legal proceedings and the like arise out of (a) any breach of the Principal’s warranties, covenants or obligations contained in this Agreement or (b) any liability suffered from clinical trials conducted by the Principal involving the Product prior to the Commencement Date, or (c) the Principal’s development activities, direct or indirect research or testing of the Product by the Principal, or the labelling, manufacturing or packaging of Product by or on behalf of the Principal, except in each case to the extent such claims are attributable to matters that are subject to indemnification by the Distributor.

12.4

The Principal and the Distributor shall notify each other promptly in writing upon learning of any claim, judgement, or legal proceeding or the like pertaining directly or indirectly to the Product or any indemnification obligation pursuant to this Clause 12. The party obliged to indemnify the other party under this Clause 12 (the “Indemnifying party”) shall be entitled to defend against any such claims, judgement and legal proceedings or the like with counsel selected by it and reasonably acceptable to the other party (the “Indemnified party”). In any event the Indemnifying party will inform the Indemnified party of all developments concerning the claim and shall not settle any claim without the Indemnified party’s prior written consent, which consent shall not be unreasonably withheld or delayed (and it is understood that the absence of a general liability release is a reasonable basis to withhold consent). The

Indemnified party may seek to intervene in such proceedings at any time to protect its own interest and the attorneys of the Indemnifying party shall fully inform and cooperate with the attorneys of the Indemnified party. Termination shall not in any way affect the provisions of Clauses 12.2 and 12.3 hereof or relieve or discharge any Indemnifying party with respect thereto.

12.5

Each party shall, at its own expense, maintain with a reputable insurance company during the Term as well as […***…] thereafter adequate product liability insurance or self-insurance arrangements against liability and claims of liability for personal injury, death or property damage relating to the Product, such coverage providing for a minimum aggregate liability of […***…]. The parties’ insurance policies or self-insurance arrangements shall provide cover to the extent required by local laws or pharmaceutical industry practice, whichever is broader and higher. Each party shall upon the request of the other party produce to such party a copy of the certificate of insurance and/or the policy of insurance together with a copy of the latest renewal receipt or evidence of self-insurance arrangement.

13.	INFRINGEMENT OF THIRD PARTY RIGHTS

13.1

In the event of a party becoming aware that the exercise of either party’s rights and obligations pursuant to this Agreement are infringing or may infringe the rights of a third party, it will promptly so notify the other party and provide it with such details of the third party rights and the extent of the infringement as are known to it. The Principal shall be entitled at its discretion to contest any such third-party claim or proceedings or otherwise to take such steps to terminate such infringement or remedy the position and where necessary enter any third party licence agreement in respect of such infringement such that the Distributor will lawfully be able to practice the rights and licences granted hereunder. No later than […***…] from becoming aware of or receiving notification in relation to such infringement of the rights of a third party, the Principal shall inform the Distributor whether it intends to contest the claim or take such other steps necessary to terminate any such infringement (including the negotiation of a third-party licence agreement) and if the Principal decides not to contest the claim or take other steps necessary to terminate such infringement the

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Distributor may thereafter contest any such third-party claim or proceedings at the Distributor’s own cost. If the Principal does contest the claim or take steps to terminate such infringement it shall keep the Distributor informed of its actions in this regard. If the Principal enters into a third-party licence agreement any third party royalties or licence fees incurred in regard shall be borne solely by the Principal.

13.2	Where the Distributor has assumed responsibility for contesting any such third-party claim or proceedings in accordance with Clause 13.1 (including the negotiations of a third-party licence agreement), the Distributor shall keep the Principal reasonably informed of its actions in this regard and the Principal will provide the Distributor with all reasonable co-operation in connection with such actions. Without limitation this shall include the Distributor furnishing the Principal with drafts of any proposed third-party licence agreement and the Distributor seeking the Principal’s approval to the terms of any such agreement. The Distributor shall not enter into any such third-party licence agreement without the prior written approval of the Principal to such agreement (which shall not be unreasonably withheld or delayed). The Principal shall reimburse the Distributor’s reasonable costs in defending any such claim. Any third-party licence fees incurred in this regard shall be borne solely by the Principal.

13.3	Should there be any unresolved dispute between the parties as to the necessity for or the commercial terms of any third-party licence agreement, an expert (which for these purposes shall be deemed to be suitably expert senior patent counsel) shall be appointed to resolve the issue.

14.	INFRINGEMENT OF PRINCIPAL INTELLECTUAL PROPERTY

14.1	In the event that the Distributor becomes aware of any actual or suspected infringement or misuse of Principal Intellectual Property or an attack on its validity in the Territory it shall promptly notify the Principal and provide it with all details thereof in its possession.

14.2

No later than […***…] from becoming aware of or receiving notification of any actual or suspected infringement or misuse of the Principal Intellectual Property or an attack on its validity in the Territory, the

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Principal shall inform the Distributor whether it intends to institute proceedings against the infringer or attacker.

14.3	The Principal shall be entitled at its discretion to take such action to seek an abatement of such infringement, or to defend such attack on validity, as it sees fit, which may include the institution or defence of proceedings against the infringer or attacker. The Distributor shall provide all such assistance at the Principal’s cost and expense as the Principal may reasonably require in the prosecution or defence of any such proceedings.

14.4	Any damages, award or settlement monies actually received by the Principal in respect to such infringement and paid in compensation for sales lost by the Distributor shall belong to the Distributor, subject to the Principal deducting its reasonable costs in pursuing such infringement from such damages, award or settlement actually received, and to such payments by way of damages, award or settlement being treated as Net Sales and the Principal deducting therefrom any payment it would be due had the Distributor achieved such Net Sales. Any damages, award or settlement monies actually received by the Principal in respect to such infringement and not paid in compensation for sales lost by the Distributor shall belong to the Principal.

14.5	Should in accordance with Clause 14.2 the Principal notify the Distributor that it does not intend to pursue any such infringement or defend such attack, the Distributor may thereafter pursue such infringement or defend such attack. Any damages, award or settlement monies actually received by the Distributor in respect to such infringement and paid in compensation for sales lost by the Distributor shall belong to the Distributor, subject to such payments (net of reasonable costs of pursing the infringement) being treated as Net Sales and the Distributor paying to the Principal therefrom any payment which would be due to the Principal had the Distributor achieved such Net Sales. Any damages, award or settlement monies actually received by the Distributor in respect to such infringement and not paid in compensation for sales lost by the Distributor shall belong to the Principal, save that the Distributor shall be entitled to set off its reasonable costs in pursuing such infringement against such damages, award or settlement actually received by the Distributor.

15. COMMUNICATIONS

15.1	Neither Principal nor Distributor nor any of their Associates shall publicly disclose this Agreement in whole or in part, except to the extent required by law or with the consent of the other party, such consent not to be unreasonably withheld or delayed.

15.2	Neither party may issue any press release or public communication relating to the Agreement (including the parties’ discussions relating thereto) without prior written approval of the other which shall not be unreasonably withheld or delayed.

16.	CONFIDENTIALITY

16.1	The parties and their Associates shall keep strictly confidential, other than disclosures to Associates for purposes related to this Agreement, and shall not publish or otherwise divulge or use for any purpose other than as contemplated by this Agreement:

16.1.1	any confidential information received from the other party to this Agreement except such which:

16.1.1.1	can be shown to have been known to the receiving party prior to disclosure by the providing party,

16.1.1.2	is now, or comes into, the public domain by publication or otherwise without the fault of the party seeking exemption from this Clause 16,

16.1.1.3	is made known to the receiving party from another source under no obligation to the providing party, or

16.1.1.4	is required by law, regulation or judicial order to be disclosed.

16.2	The obligations in this Clause 16 and Clause 19.9 below shall survive this Agreement.

16.3

Notwithstanding the foregoing, either party may disclose confidential information to governmental agencies to the extent that this is required or desirable in proceedings to obtain marketing approval for the Product, to outside consultants, advisers, agents, sub-licensees and to non-clinical and clinical investigators provided the relevant persons are subject to a secrecy agreement, which mirrors the secrecy agreement of this Clause 16.

16.4	Each of the parties to this Agreement shall be responsible for the imposition of the confidentiality provisions provided for in this Clause 16 upon its own staff, its Associates, consultants and others prior to disclosing any confidential information in relation to the Product or its mode of manufacture.

16.5	All written information in connection with the subject matter of this Agreement disclosed by either party prior hereto shall be deemed to be subject to this Clause 16.

17.	GOVERNING LAW AND JURISDICTION

THE VALIDITY INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT ITS AMENDMENTS AND EACH OF ITS PROVISIONS SHALL BE GOVERNED EXCLUSIVELY BY AND CONSTRUED IN ACCORDANCE WITH SWISS SUBSTANTIVE LAW.

18.	ARBITRATION

ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, INCLUDING THE VALIDITY, INVALIDITY, BREACH OR TERMINATION THEREOF, SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE SWISS RULES OF INTERNATIONAL ARBITRATION OF THE SWISS CHAMBERS OF COMMERCE IN FORCE ON THE DATE WHEN THE NOTICE OF ARBITRATION IS SUBMITTED IN ACCORDANCE WITH THESE RULES. THE NUMBER OF ARBITRATORS SHALL BE THREE. THE SEAT OF ARBITRATION SHALL BE ZURICH. THE ARBITRAL PROCEEDINGS SHALL BE CONDUCTED IN ENGLISH.

19.	TERM AND TERMINATION

19.1

This Agreement shall commence as of the Commencement Date and, unless sooner terminated as provided hereunder, shall continue in full force and effect for the Initial Term. Unless terminated by written notice to the other party served at least six months prior to expiry, this Agreement shall be extended automatically for successive […***…] terms at the end of the Initial Term and any subsequent term.

19.2	In the event that a party materially fails to fulfil or breaches any material term or condition of this Agreement, and in case such failure or breach should if capable of remedy not be remedied by the party concerned or if not capable of remedy the party concerned should not have offered and paid full compensation therefor, in each case within […***…] of written notice of such breach — which notice shall have to include specific reference to this section of this Agreement - given by the other party, the other party may terminate this Agreement with a further […***…] written notice. Repeated breaches, that are not material individually, represent a material breach of this Agreement if they are material in the aggregate. Time periods under this section shall be suspended during negotiations among the parties until one party informs the other party that it does not wish such suspension to occur.

19.3	Following a valid termination by Principal or expiration of this Agreement and subject to Clause 19.6, the Distributor shall immediately cease all work or activities regarding the Product. Principal shall have the free right to use any data and information relating to the Product and registration applications or registrations in the Territory without any further obligation or liabilities to the Distributor.

19.4	Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, if the other party becomes insolvent, make an arrangement or composition for the benefit of creditors, or in the event that its assets become subject to a receivership, administration or liquidation or come under the control of a receiver, administrator or liquidator or other official appointed by a court or other governmental body or a like event should occur in any jurisdiction.

19.5

The Distributor shall have the continuing right to terminate this Agreement for a specific country immediately by written notice if the Marketing Authorisation for the Product is cancelled, withdrawn or suspended in any country of the Territory. The Distributor shall also have the right to terminate this Agreement if there is a material

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risk that third parties may suffer personal injury or other damage in their using the Product in any country of the Territory.

19.6	Termination or expiration of this Agreement shall not release either party from the obligation to deliver or to make payment of all amounts then or thereafter due and payable. Both parties’ obligations pursuant to the secrecy provisions of this Agreement shall survive termination of this Agreement;

19.7

In the event of termination or expiration of this Agreement, the Principal may repurchase stocks of Product held by the Distributor at the prices the Distributor has bought the Product, if the Principal so chooses. Otherwise the Distributor is entitled to distribute the remaining stocks within […***…] within the Territory. All stocks remaining after this period of […***…] including but not limited to all Product which might be returned thereafter, have to be destroyed at the Distributor’s responsibility and costs.

19.8	Upon expiration of this Agreement or termination of this Agreement by the Principal under Clauses 19.2 or 19.4, the Distributor shall promptly transfer to Principal all Marketing Authorisations and related rights and documentation obtained by Distributor under or in connection with this Agreement or its activities hereunder.

19.9

Upon termination of this Agreement by the Distributor under Clause 19.4 above, the Distributor must along with its Associates immediately cease using the Principal Intellectual Property and immediately cease making, having made, using, selling, and importing the Product, and return to Principal, or deliver or destroy as Principal directs, the Product, all copies of the Principal Intellectual Property and any of Principal’s confidential information then in its possession, all of the foregoing to be returned, delivered or destroyed at Principal’s cost. Furthermore, all of the rights granted pursuant to Clause 2 shall revert to Principal, Distributor shall provide Principal with access to all data pertaining to the Product in the Territory developed pursuant to this Agreement and Distributor shall assign or cause to be assigned to Principal all filings pertaining to the Product (including any regulatory filings and certifications and trade mark applications, regulatory approvals and Pricing

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Approvals that are in the name of Distributor or any of its Associates), with all of such rights, data, applications, filings and approvals to be delivered, assigned or transferred at Principal’s cost.

20.	MISCELLANEOUS

20.1	Neither this Agreement nor any interest herein shall be assigned or encumbered in any way by a party other than by assignment in whole or in part to an Associate without the other party’s prior written consent, which shall not be unreasonably withheld or delayed, provided that the assigning party shall remain responsible in addition to the party receiving assignment for the full and timely performance of this Agreement.

20.2	Failure by either party to this Agreement to avail itself of one or more clauses of this Agreement shall in no event be construed as a waiver thereof.

20.3	Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given, and effective upon the date of dispatch, if delivered in person or by internationally recognized courier service or transmitted by facsimile, provided, that in the case of facsimile delivery, such notice shall be confirmed by certified or registered mail, return receipt requested, addressed to the addresses of the parties shown at the top of this Agreement or to such other address or addresses as may be specified from time to time by written notice.

20.4	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any promise, agreement or consent on the Product made between the parties hereto by officers or employees of the parties before the execution of this Agreement. Existing confidentiality agreements in force among the parties shall remain in force with the proviso that in each case the stricter rule shall prevail.

20.5

The parties hereto shall not be liable for failure of or delay in performing any obligation under this Agreement, if such failure or delay is due to Force Majeure provided, however, that the party affected shall promptly notify the other party of the

Force Majeure and shall exert all reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligation with all possible speed.

20.6	If any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law the remaining provision shall continue to be in full force and effect. The parties undertake to replace the invalid provision or parts thereof by a new provision which will approximate as closely as possible the economic result intended by the parties.

20.7	Nothing in this Agreement shall create, or be deemed to create, a partnership, agency or joint venture between the parties.

20.8	No amendment, modification or addition hereto shall be binding unless set forth in writing. This includes amendments, modifications and additions to this Clause 20.

20.9	All invoices to be issued by Nitec and all payments to be made to Nitec will be denominated and made in EURO (€) and any amount referred to in this Agreement is intended to be denominated in EURO (€). In case any currency conversion is required the parties will refer to the average Euro foreign exchange reference rates, as published by the European Central Bank, for the previous 30 days.

20.10	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

In WITNESS WHEREOF the PARTIES hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Commencement Date.

SIGNED for and on behalf of:	)
NITEC PHARMA AG	)	/s/ Anders Härfstrand
By: Anders Härfstrand	)	Anders Härfstrand
23/3/09		CEO

Print Name
SIGNED for and on behalf of:	)
NITEC PHARMA AG	)	/s/ Jochen Mattis
By: Jochen Mattis	)	Jochen Mattis
23/3/09		EVP Marketing & Sales, Business Development
Print Name

SIGNED for and on behalf of:	)	/s/ Douglas Docherty
MUNDIPHARMA INTERNATIONAL	)	DOUGLAS DOCHERTY
CORPORATION LIMITED	)	GENERAL MANAGER
Print Name

SCHEDULE 1

THE TERRITORY

Albania

Belgium

Bosnia-Herzegovina

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Greece

Hungary

Iceland

Italy

Israel

Latvia

Lithuania

Lichtenstein

Luxemburg

Macedonia

Malta

Montenegro

Netherlands

Norway

Poland

Portugal

Ireland

Romania

Serbia

Former Soviet Union Countries

Slovakia

Slovenia

Spain

Sweden

Switzerland

Turkey

UK

SCHEDULE 2

NORTH AMERICA AND

ASIA PACIFIC TERRITORY

USA

Canada

Mexico

Japan

Korea

China

India

Indonesia

Philippines

Malaysia

Singapore

Thailand

Australia

New Zealand

SCHEDULE 3

EU DCP COUNTRIES

First Wave countries:

Belgium

Denmark

Finland

France

Italy

Luxemburg

Netherlands

Norway

Poland

Portugal

Spain

Sweden

United Kingdom

Second Wave countries:

Bulgaria

Greece

Iceland

Ireland

Cyprus

Czech Republic

Estonia

Hungary

Latvia

Lithuania

Malta

Romania

Slovak Republic

Slovenia

SCHEDULE 4

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SCHEDULE 5

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***Confidential Treatment Requested

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***Confidential Treatment Requested

SCHEDULE 6

GUIDING PRINCIPLES OF REGULATORY AFFAIRS

These Guiding Principles establish the rules of co-operation regarding the Drug Regulatory Affairs (“DRA”) of Principal and Distributor. They do not change the local legal responsibilities of the Marketing Authorisation Holders.

1.	Principal and Distributor shall nominate one DRA contact person to handle their respective DRA activities (hereinafter referred to as “DRA Principal” and “DRA Distributor”).

2.	DRA Principal shall make the current EU CTD file, documents and information directly available to DRA Distributor.

3.	Principal shall be the Marketing Authorisation Holder (“MAH”) in the Reference Member State and shall maintain the same for the Term. All EU DCP procedures shall be co-ordinated by DRA Principal and supported by DRA Distributor as best as reasonably possible.

4.	After the transfer of any national EU Marketing Authorisation from the Principal to the Distributor under Clause 4.1, DRA Distributor shall require the written approval from DRA Principal (subject to paragraph 11 below) on any changes to the dossiers and documents before submission to the Regulatory Authorities. DRA Principal shall take into account all commercial considerations as Distributor may submit to Principal in deciding whether to provide such approval.

5.	DRA Principal shall provide DRA Distributor with all documents and information necessary for DRA Distributor to compile, obtain, maintain, update, transfer or withdraw the Marketing Authorisations for the Product in the Non-EU Countries in a format that complies with the local authorities’ requirements.

6.	The responsibility for the technical and scientific content of the dossiers and documents lies with the Principal through DRA Principal.

7.	The prior written consent of DRA Principal (subject to paragraph 11 below) is required before any regulatory activities, e.g. variations, updates, withdrawals, or transfers to a third party, on existing, or pending MAs are undertaken by DRA Distributor. DRA Principal shall take into account all commercial considerations as Distributor may submit to Principal in deciding whether to provide such consent.

8.	DRA Distributor shall inform DRA Principal about the submission date at the earliest opportunity and shall provide copies of all relevant correspondence with the Regulatory Authorities as well as their English translation.

9.	DRA Distributor shall keep DRA Principal informed of relevant changes to local legislation or guidelines of which it is aware to promote a good flow of regulatory intelligence.

10.	Communication between DRA Principal and DRA Distributor and exchange of dossiers or documents will preferably be made by electronic media.

11.	Any variation that either Principal or Distributor wishes to make to any Marketing Authorisation (including that in the Reference Member State) shall be first referred to the Committee by the DRA Principal or DRA Distributor as appropriate and the Committee shall decide whether to proceed with such variation.

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